GrowGeneration Reports Fourth Quarter and Full Year 2024 Financial Results

Full Year Net Sales of $188.9 million including Proprietary Brand Sales of $39.5 million

Full Year Proprietary Brand Sales as a percentage of Cultivation and Gardening net sales increased to 24.2% compared to 18.8% in the prior year

End of Year cash, cash equivalents, and marketable Securities balance of $56.5 million and no debt

2025 Outlook calls for Revenue of $170 million to $180 million, Non-GAAP Adjusted EBITDA(1) from a Loss of $2 million to a Profit of $2 million, and significant Gross Margin improvements

DENVER, March 13, 2025 -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGeneration,” “GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Summary(1)

•Net sales of $37.4 million, reflecting consolidation of 19 retail locations during 2024;
•Positive same-store sales of 1.0%;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 30.4% compared to 21.2% in the prior year;
•Gross profit margin of 16.4%, compared to 23.5% in the prior year, due to strategic inventory rationalizations in 2024;
•Net loss improved to $23.3 million compared to a net loss of $27.3 million in the prior year, includes non-cash impairments; and
•Adjusted EBITDA(3) loss of $8.1 million compared to a loss of $3.7 million in the prior year.

Full Year 2024 Summary(2)

•Net sales of $188.9 million, displaying retail locations’ consolidation;
•Positive same-store sales of 0.9%;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 24.2% compared to 18.8% in the prior year;
•Gross profit margin of 23.1%, compared to 27.1% in the prior year, due to restructuring related activities including strategic product offering rationalizations in 2024;
•Store operating expenses decreased $7.9 million, or 16.4%;
•Net loss of $49.5 million compared to a net loss of $46.5 million in the prior year, primarily due to restructuring expenses;
•Adjusted EBITDA(3) loss of $14.5 million compared to a loss of $5.6 million in the prior year; and
•Cash, cash equivalents, and marketable securities of $56.5 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “2024 was a pivotal year for GrowGeneration. We successfully completed an extensive strategic restructuring plan across our organization to transform GrowGen into a leaner, more efficient and product-driven company with a business-to-business (B2B) customer focus. As our industry matures, we continued our digital transformation of sales by launching our new B2B e-commerce platform in the fourth quarter, enhancing the customer purchasing experience while driving operational efficiencies across our supply chain. All of these actions are expected to reduce expenses by approximately $12 million on an annualized basis, improve margins, and return GrowGen to long term profitability. We concluded the year on a solid financial footing, with a strong cash position and no debt on our balance sheet.”

“Importantly, our proprietary brands, led by Drip Hydro and Char Coir, delivered annualized growth of 8.4% on an absolute dollars basis. For the fourth quarter, over 30% of our Cultivation and Gardening revenue was derived from proprietary brand sales, compared to 21% in the same period of the prior year. This aligns with our goal for proprietary brands to reach 35% of Cultivation and Gardening net sales by the end of 2025, which we expect will contribute to significant margin improvement. Our focus throughout the year is to embrace channel expansion, including big-box retail and home gardening to further scale our proprietary brand product lines. With a strong balance sheet, a growing product portfolio, and our cost optimization strategies in place, we are confident that 2025 will be a year of strategic growth, profitability, and innovation for GrowGen,” added Mr. Lampert.

Fourth Quarter 2024 Consolidated Results

Net sales decreased $12.0 million to $37.4 million for the fourth quarter of 2024, compared to $49.5 million for the fourth quarter of 2023. Cultivation and Gardening net sales decreased $8.8 million, primarily due to the closure of 19 retail locations during 2024, which include the 12 redundant or underperforming retail locations consolidated in conjunction with our strategic restructuring plan announced in July 2024. This decrease in Cultivation and Gardening net sales was partially offset by same-store sales increasing 1.0%, primarily attributable to customer retention in markets where there were retail location closures. The remaining $3.2 million decrease in net sales was attributable to our Storage Solutions segment due to changes in the timing and size of projects in the comparable periods.

Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 30.4% compared to 21.2% in the prior year, largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and various proprietary product launches.

Gross profit was $6.1 million for the fourth quarter of 2024, a decrease of $5.5 million compared to gross profit of $11.6 million for the fourth quarter of 2023. Gross profit margin was 16.4% for the fourth quarter 2024, compared to 23.5% for the fourth quarter of 2023, the decrease was primarily due to the strategic rationalization of our product offerings as part of our restructuring plan.

GAAP net loss was $23.3 million in the fourth quarter of 2024, a $4.0 million improvement compared to a net loss of $27.3 million in the fourth quarter of 2023. The improvement in GAAP net loss was primarily due to a $9.7 million reduction of operating expenses, including non-cash impairment losses of $6.7 million and $15.7 million in 2024 and 2023, respectively, and reduced store operating expenses aligned to the retail store consolidations.

Non-GAAP Adjusted EBITDA(3) was a loss of $8.1 million in the fourth quarter of 2024, compared to a loss of $3.7 million in the fourth quarter of 2023.

Full Year 2024 Consolidated Results

Net sales declined $37.0 million to $188.9 million for the full year of 2024, compared to $225.9 million for 2023.

The decrease in net sales was primarily related to our Cultivation and Gardening segment, which had net sales of $163.5 million for the full year 2024 compared to $194.5 million for 2023. Cultivation and Gardening’s decrease in net sales was primarily driven by the fiscal 2024 consolidation of 19 retail locations, which include the 12 redundant or underperforming retail locations consolidated in conjunction with our strategic restructuring plan. Cultivation and Gardening’s same-store sales increased 0.9%, primarily attributable to commercial sales growth and customer retention in markets where there were retail location closures. Proprietary brand sales as a percentage of Cultivation and Gardening net sales for the full year 2024 increased to 24.2% as compared to 18.8% for the prior year largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and products and various proprietary product launches. The percentage of Cultivation and Gardening net sales related to consumable products increased to 72.2% in 2024 from 71.7% in the prior year primarily due to increased brand adoption of proprietary growing media and nutrient products.

Net sales of commercial fixtures within our Storage Solutions segment decreased to $25.4 million in 2024 compared to $31.4 million in 2023, primarily due to a similar volume of projects with a decrease in average project size.

Gross profit was $43.7 million for the full year 2024 compared to $61.3 million in 2023. The decrease was primarily driven by lower Gardening and Cultivation net sales, largely as a result of the 19 store consolidations in fiscal 2024 as well as the effects of our strategic restructuring plan, including the estimated $0.9 million in inventory sales discounts, the additional $1.0 million of inventory disposal costs, and the strategic rationalization of our product offerings in 2024. Additionally, gross profit from our Storage Solutions segment decreased $2.3 million in 2024 compared to 2023, in line with the decrease in revenue.

Gross profit margin was 23.1% for the full year 2024, compared to gross profit margin of 27.1% for 2023. The decrease was largely driven by the Gardening and Cultivation segment, which had a gross profit margin of 19.7% for 2024 as compared to 24.4% in the prior year, due to the effects of the strategic restructuring plan, including the inventory disposal costs, sales discounts, and product offering rationalization, reduced inventory discounts from vendors, and continued industry pricing compression on distributed products. The decrease was partially offset by an increase in the Storage Solutions segment gross profit margin to 45.6% in 2024 from 44.1% in 2023.

Store and other operating expenses for the full year 2024 were $40.2 million compared to $48.1 million in 2023, a decrease of 16.4%, primarily driven by the 19 store consolidations in 2024.

Selling, general, and administrative expenses for the full year 2024 were $29.2 million compared to $29.8 million for 2023, a decrease of 1.9%. Additionally, we recorded non-cash impairment losses of $6.9 million and $15.7 million in 2024 and 2023, respectively, primarily related to our goodwill and intangible assets.

GAAP net loss was $49.5 million for the full year 2024 compared to $46.5 million in 2023.

Non-GAAP Adjusted EBITDA(3) was a loss of $14.5 million in 2024, compared to Adjusted EBITDA(1) loss of $5.6 million in 2023.

Cash, cash equivalents, and marketable securities as of December 31, 2024 were $56.5 million. Inventory as of December 31, 2024 was $40.3 million, and prepaid and other current assets were $7.9 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities as of December 31, 2024 were $24.3 million.

Geographic Footprint

Our geographic footprint for our Cultivation and Gardening segment spans approximately 724,000 square feet of retail and warehouse space and includes 31 retail locations across 12 states. During 2024, we consolidated 19 retail stores where we generally expect to be able to serve the same customer base through a single location, thereby reducing redundancies in cost structure.

Full Year 2025 Outlook(5)

•Full year 2025 net revenues in the range of $170 million to $180 million
•Full year 2025 Adjusted EBITDA(1) from a $2 million loss to a $2 million profit
•Full year 2025 gross profit margin in the range of 29% to 31%

Footnotes

(1)All comparisons are for the fourth quarter ended December 31, 2024 versus the fourth quarter ended December 31, 2023
(2)All comparisons are for the year ended December 31, 2024 versus the year ended December 31, 2023
(3)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP.

Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(4)Adjusted Gross Profit represents gross profit as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information, and Adjusted Gross Profit Margin is calculated as Adjusted Gross Profit as a percentage of net sales. These measures are calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of these measures to GAAP measures.
(5)Sales and Adjusted EBITDA guidance metrics are inclusive of acquisitions and store openings completed in 2024 and 2023, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, March 13, 2025, at 4:30p.m. Eastern Time to discuss financial results for the fourth quarter and full year ended December 31, 2024. To participate in the call, please dial 1-(888) 699-1199 (domestic) or 1-(416) 945-7677 (international). The conference code is 00406. The call will also be webcast and can be accessed at https://app.webinar.net/d8g0z8jmEVx or on the Investor Relations section of the GrowGen website at https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp.

GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, and a benching, racking, and storage solutions business, Mobile Media or MMI.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG.

Forward Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except shares)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$27,471	$29,757
Marketable securities	28,984	35,212
Accounts receivable, net of allowance for credit losses of $2,177 and $1,363 at December 31, 2024 and 2023	7,361	8,895
Notes receivable, current, net of allowance for credit losses of $— and $1,732 at December 31, 2024 and 2023	1,056	193
Inventory	40,295	64,905
Prepaid income taxes	145	516
Prepaid and other current assets	7,896	7,973
Total current assets	113,208	147,451

Property and equipment, net	15,493	27,052
Operating leases right-of-use assets, net	34,453	39,933
Notes receivable, long term	—	106
Intangible assets, net	8,779	16,180
Goodwill	1,605	7,525
Other assets	814	843
TOTAL ASSETS	$174,352	$239,090

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,146	$11,666
Accrued liabilities	2,358	2,530
Payroll and payroll tax liabilities	2,655	2,169
Customer deposits	2,404	5,359
Sales tax payable	1,313	1,185
Current maturities of lease liability	7,398	8,021
Total current liabilities	24,274	30,930

Operating lease liability, net of current maturities	29,633	34,448
Other long-term liabilities	352	317
Total liabilities	54,259	65,695
Commitments and contingencies
Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 59,402,628 and 61,483,762 shares issued and outstanding as of December 31, 2024 and 2023, respectively	59	61
Additional paid-in capital	375,677	373,433
Accumulated deficit	(255,643)	(200,099)
Total stockholders’ equity	120,093	173,395
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$174,352	$239,090

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Net sales	$37,436	$49,452	$188,866	$225,882
Cost of sales (exclusive of depreciation and amortization shown below)	31,309	37,808	145,144	164,624
Gross profit	6,127	11,644	43,722	61,258

Operating expenses:
Store operations and other operational expenses	9,322	11,794	40,198	48,082
Selling, general, and administrative	6,826	7,876	29,243	29,799
Estimated credit losses (recoveries)	152	274	(58)	955
Depreciation and amortization	7,107	4,130	19,436	16,607
Impairment loss	6,655	15,659	6,875	15,659
Total operating expenses	30,062	39,733	95,694	111,102

Loss from operations	(23,935)	(28,089)	(51,972)	(49,844)

Other income (expense):
Other (expense) income	—	(5)	(13)	781
Interest income	701	810	2,703	2,696
Interest expense	—	(91)	(70)	(97)
Total other income	701	714	2,620	3,380

Net loss before taxes	(23,234)	(27,375)	(49,352)	(46,464)

(Provision) benefit for income taxes	(108)	61	(158)	(32)

Net loss	$(23,342)	(27,314)	$(49,510)	$(46,496)

Net loss per share, basic	$(0.39)	$(0.44)	$(0.82)	$(0.76)
Net loss per share, diluted	$(0.39)	$(0.44)	$(0.82)	$(0.76)

Weighted average shares outstanding, basic	59,274	61,386	60,176	61,181
Weighted average shares outstanding, diluted	59,274	61,386	60,176	61,181

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net loss	$(23,342)	$(27,314)	$(49,510)	$(46,496)
(Provision) benefit for income taxes	108	(61)	158	32
Interest income	(701)	(810)	(2,703)	(2,696)
Interest expense	—	91	70	97
Depreciation and amortization	7,107	4,130	19,436	16,607
EBITDA	$(16,828)	$(23,964)	$(32,549)	$(32,456)
Share-based compensation	318	719	2,422	3,171
Investment income	661	810	2,582	2,696
Impairment loss (1)	6,655	15,659	6,875	15,659
Restructuring plan (2)	310	—	3,009	—
Consolidation and other charges (3)	785	3,076	3,160	5,376
Adjusted EBITDA	$(8,099)	$(3,700)	$(14,501)	$(5,554)
(1) Impairment loss related to impairments of goodwill and intangible assets and the restructuring plan for operating lease right-of-use assets impairments
(2) Includes the $2.1 million incurred in the Consolidated Statements of Operations related to the restructuring plan as well as an estimated additional $0.9 million loss in gross profit due to inventory discounts offered in conjunction with the restructuring plan

(3) Consists primarily of expenditures related to the activity of store and distribution consolidation, one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses